Exhibit (r)(1)

CODE OF ETHICS

THE ZWEIG FUND, INC.

THE ZWEIG TOTAL RETURN FUND, INC.

I.	Introduction

This Code of Ethics (“Code”) is adopted by The Zweig Fund, Inc. and The Zweig Total Return Fund, Inc. (each the “Fund” or sometimes referred to as the “Funds”), in keeping with the general principles and objectives set forth in Sections II and III below and in light of the Fund’s fiduciary obligations to its shareholders.

II.	General Principles

Shareholder Interests Come First; Avoid Actual and Potential Conflicts of Interest

It is the duty of all directors, officers and employees of the Fund to conduct themselves in conformance with their fiduciary and ethical obligations and to not take inappropriate advantage of their positions. Therefore, each such individual (i) has a duty at all times to place the interests of Fund shareholders first; and (ii) must conduct his or her personal securities transactions consistent with this Code and in such a manner so as to avoid any actual or potential conflict of interest or any abuse of that individual’s position of trust and responsibility.

III.	Objective

The Securities and Exchange Commission’s code of ethics rule contained in the Investment Company Act of 1940 under Rule 17j-1 makes it unlawful for certain persons associated with investment companies to engage in conduct which is deceitful, fraudulent, or manipulative, or which involves false or misleading statements, in connection with the purchase or sale of a security held or proposed to be acquired by an investment company. The objective of this Code is to set forth certain standards with respect to the behavior of certain individuals associated with the Fund (herein called “Access Persons”) within the general principles set forth above.

IV.	Personal Transactions in Securities

1.	Definitions

(a)	An “Access Person” pursuant to Rule 17j-1 of the Investment Company Act of 1940, means any Advisory Person of a Fund or of a Fund’s investment adviser. All of the Adviser’s directors, officers, and general partners are presumed to be Access Persons of any Fund advised by the investment adviser. All of the Fund’s directors and officers are presumed to be Access Persons of the Fund.

(b)	Advisory Person of a Fund or of a Fund’s investment adviser means:

(i)	Any director, officer, general partner or employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales;

(ii)	Any natural person in a control relationship to the Fund or investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund; and

(iii)	Any Investment Personnel.

(c)	“Affiliated person” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

(d)	“Beneficial ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations thereunder. Generally, beneficial ownership means having or sharing, directly or indirectly through any contract, arrangement, understanding, relationship, or otherwise, a direct or indirect “pecuniary interest” in the security. For the purposes hereof,

(i)	“Pecuniary interest” means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the security.

(ii)	“Indirect pecuniary interest” includes, but is not limited to: (a) securities held by members of the person’s “immediate family” (this means any child, child-in-law, stepchild, grandchild, parent, parent-in-law, stepparent, grandparent, spouse, sibling, or sibling-in-law and includes adoptive relationships) sharing the same household (which ownership interest may be rebutted); (b) a general partner’s proportionate interest in portfolio securities held by a general or limited partnership; (c) a person’s right to dividends that is separated or separable from the underlying securities (otherwise, a right to dividends alone will not constitute a pecuniary interest in securities); (d) a person’s interest in securities held by a trust; (e) a person’s right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable; and (f) a performance-related fee, other than an asset based fee, received by any broker, dealer, bank, insurance company, investment company, investment manager, trustee, or person or entity performing a similar function, with certain exceptions (see Rule 16a-1(a)(2)).

(e)	“Chief Compliance Officer” refers to the person appointed by the Board of the Fund pursuant to the provisions of Rule 38a-1.

(f)	“Compliance Officer” may refer to the Fund’s designated Compliance Officer or an Adviser’s Compliance Officer or any person designated by each such to perform the administrative functions of this Code.

(g)	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act.

(h)	“Covered Security” means all securities, including options, exchange traded funds and those issued by any Reportable Fund, except securities that are direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and shares of traditional, unaffiliated registered open-end investment companies.

(i)	“Disinterested Director” means a Director of the Fund who is not an “interested person” of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

(j)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, as amended, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act.

(k)	“Investment Personnel” shall mean:

(i)	any employee of the Fund or Adviser (or of any company in a control relationship to the Fund or Adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund; and

(ii)	any natural person who controls the Fund or an Adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund. Investment Personnel includes any Portfolio Manager or other investment person, such as an analyst or trader, who provides information and advice to a Portfolio Manager or assists in the execution of the investment decisions.

(l)	“Limited Offering” or “Private Placement” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Rule 504, Rule 505, or Rule 506 thereunder.

(m)	“Managed Portfolio” shall mean those funds, individually and collectively, for which the Portfolio Manager makes buy and sell decisions. For those funds operating as series companies, Managed Portfolio shall include only the series for which the Portfolio Manager serves as the Portfolio Manager.

(n)	“Portfolio Manager” means the person or portfolio management team entrusted to make or participate in the making of the buy and sell decisions for the Fund, as disclosed in the prospectus for that Fund.

(o)	“Purchase or sale of a security” includes, among other things, the writing of an option to purchase or sell a security or the purchase or sale of a security that is exchangeable for or convertible into a security.

(p)	“Reportable Fund” includes those 1940 Act registered investment companies for which the Adviser or an affiliate acts as adviser or sub-adviser, or principal underwriter.

(q)	“Security” shall have the meaning set forth in Section 2(a)(36) of the 1940 Act.

(r)	“Security Held or to be Acquired” by a Fund means:

(i)	any Covered Security which, within the most recent 15 days:

(A)	is or has been held by the Fund; or

(B)	is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and

(ii)	any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (r)(i) of this Section.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the Investment Personnel making the recommendation, when such person seriously considers making such a recommendation.

2.	Exempted Transactions

The preclearance prohibitions of Section 3 of this Code, shall not apply to:

(a)	Purchases or sales effected in any account over which the Advisory Person has no direct or indirect influence or control in the reasonable estimation of the Adviser’s Compliance Officer. This exemption will also apply to personal brokerage accounts for which a third party (e.g. broker, financial advisor) makes all investment decisions on behalf of the Access Person. The discretionary arrangement must be documented to the Adviser’s Compliance Officer or his or her designee.

(b)	Purchases or sales which are non-volitional on the part of either the Advisory Person or the Fund.

(c)	Purchases of shares necessary to establish an automatic dividend reinvestment plan or pursuant to an automatic dividend reinvestment plan, and subsequent sales of such securities.

(d)	Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(e)	Purchase or sale of securities issued under an employee stock purchase or incentive program unless otherwise restricted.

3.	Prohibited Activities

(a)	IPO Rule: No Access Person (other than Disinterested Directors) may directly or indirectly acquire beneficial ownership in any securities in an Initial Public Offering (including IPOs offered through the Internet), except with the prior written approval of the Adviser’s Compliance Officer. No FINRA registered person may participate in an IPO pursuant to FINRA Rule 5130.

(b)	Limited Offering/Private Placement Rule: No Access Person (other than Disinterested Directors) may directly or indirectly acquire beneficial ownership in any securities in a Limited Offering or Private Placement except with the prior written approval of the Adviser’s Compliance Officer.

(i)	The Adviser’s Compliance Officer will make a record of any decision, and the reasons supporting the decision, to grant approval for transactions in IPOs and Limited Offerings, and will maintain these records for at least five years after the end of the fiscal year in which the approval is granted.

(c)	Preclearance Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security unless such transaction has been precleared by the Adviser’s Compliance Officer. All option transactions must be precleared. Preclearance is required prior to executing any trade through any personal brokerage account, unless specifically exempted under Section 2 above. Preclearance is valid through the business day next following the day preclearance is given.

(i)	The Adviser’s Compliance Officer will monitor investment activity by the Advisory Person involving the precleared transaction.

(ii)	Compliance reserves up to one business day to respond to any request for preclearance.

Note: The Adviser’s Compliance Officer may deny approval of any transaction requiring preclearance under this Preclearance Rule, even if the transaction is nominally permitted under this Code of Ethics, if he or she reasonably believes that denying preclearance is necessary for the protection of a Fund. Any such denial may be appealed to the Fund’s Chief Compliance Officer. The decision of the Chief Compliance Officer shall be final.

(d)	Open Order Rule: No Advisory Person may directly or indirectly acquire or dispose of beneficial ownership in any Covered Security on a day during which a Fund has a pending “buy” or “sell” order for that security of the same type (i.e., buy or sell) as the proposed personal trade, until the Fund’s order is executed or withdrawn.

Exceptions: The following securities transactions are exempt from the Open Order Rule:

(i)	Purchases or sales of up to 500 shares of an issuer ranked in the Standard & Poor’s 500 Composite Stock Index (S&P 500) at the time of purchase or sale. The Adviser’s Compliance Officer shall make available an updated list of such issuers quarterly.

(ii)	Purchases or sales approved by the Adviser’s Compliance Officer in his/her discretion.

(e)	Blackout Rule: No Investment Personnel may directly or indirectly acquire or dispose of beneficial ownership in a Covered Security within seven calendar days before and after a Managed Portfolio trades in that Security.

Transactions permitted under the Blackout Rule must also satisfy the Open Order Rule and the Preclearance Rule, if and to the extent the transaction is not covered by exceptions to those rules.

(f)	Ban on Short-term Trading. Advisory Persons must hold all reportable securities, including options, for a period of not less than sixty (60) days from date of acquisition. Options must be written for a minimum 60 day term.

Any profits realized by a Portfolio Manager on a personal trade in violation of Sections 3(d), (e) or (f) must be disgorged at the request of the Fund.

(g)	Service as Director. No Advisory Person shall serve on the board of directors of a publicly traded company without prior authorization by the President or the Compliance Officer of the Fund. If board service is authorized, such Advisory Person shall have no role in making investment decisions with respect to the publicly traded company.

(h)	Market Timing Prohibited. No Portfolio Manager shall engage in excessive trading or market timing activities with respect to any mutual fund whether or not such mutual fund is a Managed Portfolio, or is managed by such Adviser/Subadviser or any affiliated adviser or subadviser. For the purposes of the foregoing, “market timing” shall be defined as a purchase and redemption, regardless of size, in and out of the same mutual fund within any sixty (60) day period. The foregoing restrictions shall not apply to Portfolio Managers investing in mutual funds through automatic reinvestment programs, and any other non-volitional investment vehicles. Portfolio Managers shall provide quarterly certifications as to their compliance with this restriction.

4.	Accounts Covered

Advance clearance must be obtained for any personal transaction in a security by an Access Person if such Access Person has, or as a result of the transaction acquires, any direct or indirect beneficial ownership in the security.

The term “beneficial ownership” is defined by rules of the SEC which will be applicable in all cases. Generally, under the SEC rules, a person is regarded as having beneficial ownership of securities held in the name of:

(a)	a husband, wife or a minor child;

(b)	a relative (including in-laws, step-children, or step-parents) sharing the same house;

(c)	anyone else if the Access Person:

(i)	obtains benefits substantially equivalent to ownership of the securities; or

(ii)	can obtain ownership of the securities immediately or at some future time.

5.	Exemption from Clearance Requirement

Clearance is not required for any account over which the Access Person has no influence or control; however, the existence of such an account must be reported to the Compliance Officer. The Compliance Officer, in his sole discretion, has the authority to request further information and documentation regarding any account over which an Access Person reports he has no influence or control.

6.	Report of Transactions

A.	Transactions and Accounts Covered

(a)	All personal transactions in any account for which advance clearance is required must also be reported in the next quarterly transaction report after the transaction is effected.

(b)	Every Access Person (other than Disinterested Directors) must file a report when due even if such person made no purchases or sales of securities during the period covered by the report.

(c)	A Disinterested Director of the Fund must report a securities transaction if the Director knew or, in the ordinary course of fulfilling his or her official duties as a Fund Director, should have known that during the 15-day period immediately before or after the Director’s transaction in a Covered Security, the Fund purchased or sold the Covered Security or the Fund or its investment adviser considered purchasing or selling the Covered Security.

B.	Time of Reporting

(a)	Reports of personal transactions must be made within 10 days after the end of each calendar quarter. Thus, reports are due on the 10th day of January, April, July and October.

(b)

All employees are also required to report on an annual basis a listing of all non-exempt securities holdings as of December 31 of the preceding year. Reports are due on the 31st day of January. New employees will be required to provide a listing of all non-exempt securities holdings as of the date of commencement of employment.

C.	Form of Reporting

The report must be on the form provided by the Compliance Department.

D.	Responsibility to Report

The responsibility for taking the initiative to report is imposed on each individual required to make a report. Any effort by the Compliance Department to facilitate the reporting process does not change or alter that responsibility.

E.	Where to File Report

All reports must be filed with the Compliance Department.

V.	Review

The Compliance Officer will review and consider any proper request of an Access Person for relief or exemption from any restriction, limitation or procedure contained herein, which restriction, limitation or procedure is claimed to cause a hardship for such Access Person. The Compliance Officer’s decision is completely within his sole discretion.

All Code of Ethics records will be maintained pursuant to the provisions of Rules 17j-1 and 204A-1.

VI.	Service as Director

No Access Person may serve on the board of any company whose securities are publicly traded (other than a closed-end investment company to which the Fund’s investment adviser or an affiliate thereof is the investment adviser) without prior approval of the Fund’s Board of Directors. If such approval is granted, it will be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for the Fund concerning the company in question.

VII.	Gifts

No Access Person shall accept, directly or indirectly, anything of value, including gifts and gratuities, in excess of $100 per year from any person or entity that does business with the Adviser or the Fund. This restriction does not apply to bona fide dining or bona fide entertainment if, during such dining or entertainment, the Access Person is with the person or representative of the entity that does business with the Fund.

VIII.	Sanctions

Upon discovering a violation of this Code, the Board of Directors of a Fund may impose such sanctions as it deems appropriate, including inter alia, a letter of censure or suspension or termination of employment, or suspension of personal trading privileges for such period as it may deem appropriate. Provided further, the Adviser’s Compliance Officer shall review and present sanctions levied for non-compliance at each regularly scheduled Board meeting. Please see attached Appendix B of Sanctions that may be levied for violations of this Code.

IX.	Annual Report to the Fund’s Board of Directors

The Fund’s management shall prepare an annual report to the Fund’s Board of Directors, which report shall (i) summarize existing procedures concerning personal investing and any changes in the procedures made during the past year, (ii) identify any violations requiring significant remedial action during the past year, (iii) identify any recommended changes in existing restrictions or procedures based upon the Fund’s experience under this Code, evolving industry practices, or developments in applicable laws or regulations, and (iv) include such other information as the Board of Directors of the Fund may request.

X.	Effective Date

All employees, officers and directors of the Fund are required to sign a copy of this Code indicating their agreement to abide by the terms of this Code.

In addition, all employees, officers and directors of the Fund will be required to certify annually that (i) they have read and understand the terms of this Code and recognize the responsibilities and obligations incurred by their being subject to this Code, and (ii) they are in compliance with the requirements of this Code, including but not limited to the preclearance for Access Persons and the reporting of all non-exempt personal securities transactions in accordance with this Code.

XI.	Certification

I have read and understand the terms of the above Code of Ethics. I recognize the responsibilities and obligations incurred by me as a result of my being subject to this Code of Ethics. I hereby agree to abide by the above Code of Ethics.

(Signature)	(Date)

(Print name)

form 6

zf: rv 11/09

INVESTMENT REPORTING MATRIX

(Appendix A to Code of Ethics)

Type of Investment	Reportable	Preclearance
Bank Conversions	YES	YES
Blind Trusts	YES	NO
Call/Matured Securities	YES	NO
Cash Management Accounts (No Securities Trading)*	NO	NO
Closely Held Corporate Stock	YES	NO
Co-op Apartment Shares	NO	NO
Commercial Paper	NO	NO
Convertible Bonds	YES	YES
Corporate Bonds	YES	YES
Corporate Mergers/Tenders	YES	NO
Dividend Reinvestment Plans	YES- annually	NO
Exchange Traded Funds (“ETF”)	YES	YES
Family Business (Private)	NO	NO
Foreign Government Bonds	YES	YES
Futures	YES	YES
Gifts of Securities	YES	NO
Initial Public Offering	NOT ALLOWED	N/A
Insurance Company Conversions	YES	YES
Limit Orders/Good Til Canceled	YES	Every Other Day
Money Market Funds- Direct	NO	NO
Municipal Bonds	YES	YES
Mutual Funds- Closed End	YES	YES
Mutual Funds- Open End- Direct	NO	NO
Opening of a Bank Trading Account	YES	YES
Opening of a Brokerage Account	YES	YES
Options (60 + days)	YES	YES
Private Investment Partnerships	YES	YES
Restricted Stock (Private Placements)	YES	YES
Rights Offering (including over subscriptions)-Exercising	YES	NO
Structured Notes	YES	YES
Stock- Purchase/Sales	YES	YES
Stock- Short Sales	YES	YES
Stock- Dividends/Splits	YES-annually	NO
Systematic Investment Plan with Corporate Issuer	YES-annually	NO
Transfer of a Brokerage Account	YES	YES
Trust Accounts	YES	See Compliance
Unit Investment Trust	YES	NO
US Government Securities	NO	NO
US Savings Bonds (EE)	NO	NO
Variable Annuities	NO	NO
Wrap Accounts	YES	See Compliance
Zweig Fund/Zweig Total Return Fund	YES	See Compliance and Legal

*	Registered Representatives must receive permission from their respective broker/dealer to open this account.

Appendix B – Sanctions

Initial Holdings Report		Q Report		Q Report Affiliated MF Transactions		Annual Report	Pre-Clear
All Access Persons		All Access Persons		Investment Personnel		All Access Persons	Advisory Persons
•	1st violation – written warning	•	1st violation – written warning	•	1st violation – written warning	• 1st violation – written warning	•	1st violation – written warning

•	2nd violation within the same year - $50.00 fine payable to the Phoenix Foundation	•	2nd violation within the same year - $50.00 fine payable to the Phoenix Foundation	•	2nd violation within the same year - $50.00 fine payable to the Phoenix Foundation		•	2nd violation within the same year - $100 fine payable to the Phoenix Foundation and suspension of trading privileges for 30 days

•	3rd violation within the same year – suspension of trading privileges for 30 days	•	3rd violation within the same year – suspension of trading privileges for 30 days	•	3rd violation within the same year – suspension of trading privileges for 30 days		•	3rd violation within the same year – suspension of trading privileges for 90 days

Pre-Clear IPOs & Limited Offerings*		Blackout		60-Day Holding Requirement		Market Timing Prohibition and Q Certificate	Open Order Rule
Advisory Personnel		Investment Personnel		Advisory Personnel		Investment Personnel	Investment Personnel
•	1st violation – Reported to Chief Legal Officer and President of The Adviser for determination of appropriate sanctions.	•	1st violation – disgorgement of profits on the personal trade	•	1st violation – written warning	• 1st violation - possible grounds for termination at determination of Chief Legal Officer and President of The Adviser	•	1st violation – Reported to Chief Legal Officer and President of The Adviser for determination of appropriate sanctions.

•	2nd violation – possible grounds for termination	•	2nd violation - Reported to Chief Legal Officer and President of The Adviser for determination of appropriate sanctions.	•	2nd violation - violation within the same year - $50.00 fine payable to the Phoenix Foundation		•	2nd violation – possible grounds for termination

		•	3rd violation - possible grounds for termination	•	3rd violation within the same year – suspension of trading privileges for 60 days

*	s/t FINRA Rule 5130.